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                                                                    EXHIBIT 10.1
                             RESIGNATION AGREEMENT
                                by and between
                           ERGO SCIENCE CORPORATION
                                      and
                                J. WARREN HUFF


     THIS RESIGNATION AGREEMENT (the "Agreement") is made and entered into as of the 12th day of September 1996, by and between Ergo Science Corporation, a Delaware corporation (together with its successors and assigns permitted hereunder, the "Company"), and J. Warren Huff (the "Executive").

                                   RECITALS

     WHEREAS, the Executive has heretofore served as a Director and the President and Chief Executive Officer of the Company and as a Director and officer of affiliates of the Company; and

     WHEREAS, effective as of the date hereof, the Executive has resigned from all such director and officer positions with the Company and from all director and officer positions with all affiliates of the Company, as set forth in that certain letter of resignation dated of even date herewith submitted by the Executive to the Board of Directors.

                                   AGREEMENT

     NOW, THEREFORE, in connection with such resignation, the Executive and the Company hereby agree as follows:

     1.  Plan Stock Options.  Pursuant to the Company's Amended and Restated
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1995 Long Term Incentive Plan (the "Plan"), the Company has granted to the
Executive options (the "Plan Options") to purchase 220,000 shares of common stock, par value $.01 per share, as evidenced by that certain Nonstatutory Stock Option Agreement dated October 6, 1995, as amended, with respect to 125,000 shares, and by that certain Nonstatutory Stock Option Agreement dated of even date herewith with respect to 95,000 shares. Without regard to any other provision of this Agreement or the Plan except the immediately following sentence, all of the Plan Options have become and will continue to be fully vested and fully exercisable by the Executive in all respects. Unless a Change in Control occurs, the Executive shall not exercise any of the Plan Options before February 9, 1997. Change in Control shall have the meaning ascribed to that term in the Plan.

     2.  Non-Plan Stock Options.  In addition to the Options referenced in
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Section 1, the Company has granted to the Executive options (the "Non-Plan
Options") to purchase 144,725 shares of Common Stock (27,525 of which have been purchased pursuant to exercises to date) under the terms of that certain Amended Option and Proxy Agreement dated November 1, 1993,
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as amended (the "Non-Plan Option Agreement"). Without regard to any other provision of this Agreement or the Non-Plan Option Agreement, all of the Non-Plan Options have become and will continue to be fully vested and exercisable by Executive in all respects.

     3.  Severance Payments.
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          (a) The Executive and the Company are parties to that certain Amended and Restated Employment Agreement (the "Employment Agreement") dated November 16, 1995. Until the earlier of (i) the Executive obtaining full time employment and (ii) March 31, 1998:

              (i) the Executive shall be entitled to receive from the Company his Annual Base Salary (as defined in the Employment Agreement and in the annual amount of $225,000) payable $18,750 each month on the last business day of such month; and

              (ii) the Executive shall be entitled to participate in those Investment Plans and Welfare Plans (each as defined in the Employment Agreement) of the Company maintained by the Company as of the date hereof.

          (b) The Company shall pay to the Executive an amount equal to the product of (i) 75%, (ii) the average Annual Percentage Bonus of the President and Vice President of the Company who were employed for the full calendar year and receive an annual bonus for the fiscal year ended December 31, 1996, and
(iii) $225,000. Such amount shall be paid by the Company at the same time as such fiscal 1996 bonuses are paid to the Company's officers. "Annual Percentage Bonus" shall mean the quotient of (i) the amount of an officer's annual bonus divided by (ii) the amount of that officer's Annual Base Salary (as defined in that officer's employment agreement with the Company).

     4.  Termination of Employment Agreement.  Except for the provisions
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contained in Section 7 (Right to Work Product), Section 8 (Confidential
Information), Section 10 (Successors) and Section 13 (Miscellaneous) of the Employment Agreement, the terms and provisions of the Employment Agreement shall hereafter be null and void and the Executive and the Company hereby acknowledge that neither party has any further obligations thereunder (including obligations set forth in Section 5 thereof).

     5.  Publicity.  The Executive shall not hereafter make any public
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statements (i) contrary to any public statements made by the Company or (ii)
derogatory about the Company or its business, prospects, past employees or present employees. For purposes of this Agreement, public statements include
(i) statements made to the press, (ii) statements made in a public forum, and
(iii) statements intended or reasonably expected to be broadly disseminated. In no event, however, shall statements concerning the Executive's termination of employment with the Company made during private discussions either (i) with parties having a historical relationship with the Company or (ii) in connection with the Executive's search for employment be prohibited by this Agreement. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 5 of this Agreement by the Executive
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and that any such breach would cause the Company irreparable harm.  Accordingly, the Executive, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance.

     6. Computer.  The Company hereby transfers all right, title and interest it
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has in that certain IBM 560 with software and accessories (the "Computer") to the Executive. The Company shall provide the Executive with reasonable technical support services to maintain the Computer during the period during which the Executive receives payment pursuant to Section 3(a)(i). Under no circumstances, however, shall the Executive be entitled to access to any computerized information systems maintained by the Company or any electronic data maintained therein. The Company will continue to provide Executive with a voice mailbox during the period in which payments are continued under Section 3(a)(i) of this Agreement.

     7.  Counterparts.  This Agreement may be executed in two or more
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counterparts.

     8.  Remedies.  In addition to any other remedies at law or in equity that
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may be available to the Company, upon the Executive's failure to comply with any provision of this Agreement or the Employment Agreement (as amended by Section 4 hereof) the Company shall have no obligations under Section 3 of this Agreement.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                    EXECUTIVE



                                     /s/ J. Warren Huff
                                    -------------------------------
                                    J. Warren Huff



                                    ERGO SCIENCE CORPORATION



                                     /s/ Ronald H. Abrahams
                                    -------------------------------
                                    By:  Ronald H. Abrahams, Ph.D.
                                         President and Acting Chief
                                         Executive Officer